Filed Pursuant to Rule 424(b)(7)
Registration No. 333-222900

PROSPECTUS SUPPLEMENT

(To the prospectus dated February 26, 2018)	DATED March 1, 2018

15,272,493 Shares

LIMELIGHT NETWORKS, INC.

Common Stock

The selling stockholders of Limelight Networks, Inc. identified in this prospectus supplement are offering 15,272,493 shares of our common stock, $0.001 par value, pursuant to this prospectus supplement and the accompanying prospectus. We will not receive any of the proceeds of the sales of common stock by the selling stockholders. The selling stockholders will bear all of the offering expenses associated with the sale of common stock pursuant to this prospectus supplement and the accompanying prospectus.

Subject to the completion of this offering, we have agreed to purchase from the underwriter up to 1,000,000 shares of our common stock that are subject to this offering at a price per share equal to the price per share paid by the underwriter to the selling stockholders in this offering. The closing of this share repurchase will be contingent on the closing of this offering.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “LLNW”. On March 1, 2018, the last reported sale price of our common stock was $3.97 per share.

Our business and an investment in our common stock involves significant risks. These risks are described under “Risk Factors” beginning on page S-19 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$3.97	$60,631,797.21
Underwriting discount(2)	$0.17	$2,596,323.81
Proceeds, before expenses, to the selling stockholders	$3.80	$58,035,473.40

(1)	The total public offering price and the total underwriting discount do not give effect to the price to be paid by us for the shares of common stock being acquired by us in the share repurchase.
(2)	See “Underwriting” beginning on page S-33 for a description of the compensation payable to the underwriter.

The underwriter expects to deliver the shares of common stock against payment on or about March 6, 2018.

Sole Book-Running Manager

B. Riley FBR

The date of this prospectus supplement is March 1, 2018.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

When we refer to the “Company,” “we,” “our,” and “us” in this prospectus, we mean Limelight Networks, Inc. (“Limelight”). When we refer to the “common stock,” we refer to all shares of our common stock, par value $0.001 per share, offered pursuant to this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we, the underwriter, nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter or any agents, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

INDUSTRY AND MARKET DATA

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference may include industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information. Statements as to our market position are based on market data currently available to us. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) regarding the securities offered hereby. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our corporate website at www.limelight.com. Except for those SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the other information on our website is part of this prospectus supplement and the accompanying prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement much of the information we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus. Some information contained in this prospectus supplement and the accompanying prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede, or update this prospectus supplement and the accompanying prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus supplement and the accompanying prospectus and/or information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents or information “furnished” to and not “filed” with the SEC) after the initial filing of this prospectus supplement until the termination of the offering under this prospectus supplement:

∎	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 8, 2018, as amended on February 21, 2018;

∎	our Current Report on Form 8-K, filed with the SEC on February 6, 2018; and

∎	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 30, 2007, including any subsequent amendment thereto or report filed for the purpose of updating such description.

Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

Limelight Networks, Inc.

Attn: Investor Relations

222 South Mill Avenue, 8th Floor

Tempe, Arizona 85281

(602) 850-5000

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, and the accompanying prospectus or in any free writing prospectuses we have prepared. We have not authorized anyone to provide you with different information. We, and not the underwriter, have ultimate authority over the statements contained or incorporated by reference in this prospectus and in any free writing prospectuses we have prepared, including the content of those statements and whether and how to communicate them. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of the applicable document.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. We will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus supplement or the accompanying prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. You may request a copy of these filings at the address and telephone number set forth above.

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about Limelight. The agreements may contain representations and warranties by Limelight or other parties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference contain statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “could,” “continue,” “forecast,” “may,” “should,” “plan,” “project” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

∎	our beliefs regarding delivery traffic growth trends and demand for digital content;

∎	our expectations regarding revenue, costs, expenses, gross margin, non-GAAP earnings per share, Adjusted EBITDA and capital expenditures;

∎	our plans regarding investing in our content delivery network, as well as other products and technologies;

∎	our beliefs regarding the growth of, and competition within, the content delivery industry;

∎	our beliefs regarding the growth of our business and how that impacts our liquidity and capital resources requirements;

∎	our expectations regarding headcount;

∎	the impact of certain new accounting standards and guidance as well as the time and cost of continued compliance with existing rules and standards;

∎	our plans with respect to investments in marketable securities;

∎	our expectations and strategies regarding acquisitions;

∎	our expectations regarding litigation and other pending or potential disputes;

∎	our estimations regarding taxes and belief regarding our tax reserves;

∎	our beliefs regarding the use of Non-GAAP financial measures;

∎	our approach to identifying, attracting and keeping new and existing customers, as well as our expectations regarding customer turnover;

∎	the sufficiency of our sources of funding;

∎	our beliefs regarding our interest rate risk;

∎	our beliefs regarding inflation risks;

∎	our beliefs regarding expense and productivity of and competition for our sales force; and

∎	our beliefs regarding the significance of our large customers.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those discussed under “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus and our reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act.

In addition, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

The forward-looking statements contained herein are based on our current expectations and assumptions and on information available as of the date of the filing of this prospectus supplement. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere in this prospectus supplement. Please read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, and the section entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended, before you decide to invest. In addition, this prospectus includes forward-looking information that involves risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements.”

The Company

Overview

Limelight operates a private, globally distributed, high-performance network and provides a suite of integrated services marketed as the Limelight Orchestrate Platform. These services include content delivery, video content management, website and web application acceleration, website and content security, and cloud storage services.

The services we provide help our customers optimize and deliver digital content to a wide variety of digital devices. These services provide advanced features to enable digital workflows for video publishing, content distribution for any device, and website and web application acceleration. Limelight services incorporate content and application security, file management, video transformation, distributed storage functionality, and the analytics and reporting associated with them. These services leverage our global network, which provides highly available, highly redundant storage, bandwidth, and computing resources, as well as connectivity to last-mile broadband network providers. Limelight’s high capacity, high speed private global network and distributed storage and compute capabilities are also well suited to the emerging Internet of Things (IoT) and edge compute workloads where rapid response times are needed.

We derive revenue primarily from the sale of components of the Limelight Orchestrate Platform. We also generate revenue through the sale of professional services and other infrastructure services, such as transit and rack space services. In addition, we also maintain relationships with resellers that purchase our services for resale to their end customers.

We provide our services to customers that we believe view Internet, mobile, social, and other digital initiatives as critical to their success, including traditional and emerging media companies operating in the television, music, radio, newspaper, magazine, movie, game, software, and social media industries, as well as to enterprises, technology companies, and government entities conducting business online. Our offerings enable our customers to deliver a high quality online experience, and thereby improve brand perception, drive revenue, and enhance customer relationships.

As of December 31, 2017, we had approximately 717 active customers and had a presence in approximately 50 countries throughout the world, including approximately 40 Global Metro Locations and approximately 80 delivery locations.

Five Trends Driving Internet Congestion

We have identified five trends that point to an Internet of the future in which congestion may cause outages and prevent organizations from delivering the highest quality digital experiences. In this situation, the need and demand for private, global networks to deliver digital content become important. These trends are:

∎	Shift to over the top (OTT) consumption for online video. Online video viewership continues to grow as does the number of connected devices for consuming content In our September 2017 State of Online Video consumer report, we found that consumers watch approximately 5 hours 45 minutes of online video per week on average, with Millennials far exceeding 7 hours. Viewing habits are shifting as well. There’s an increasing use of a multitude of devices to watch online video both inside and outside the home, ranging from computers and tablets to smartphones and streaming devices. This trend reflects that many top-tier content owners have either already launched their content direct-to-consumer (e.g., HBO, CBS, Showtime) or have announced plans to do so. In addition, content owners continue to join forces with media companies (e.g., Sony, Hulu, Dish Networks) to launch OTT subscription services enabling consumers to bundle together channels for a fraction of the cost of a cable subscription. As day-to-day consumption of video content shifts to Internet-based delivery, we believe this will put an increasing strain on the Internet, placing additional pressure on organizations and service providers to take steps to protect the quality of the end-user experience as this increasing segment of traffic competes with other Internet activities, such as browsing websites and downloading digital content.

∎	Broadcast Quality Online Video. Consumers are continuing to consume online streaming video in record numbers. Online video is rapidly growing towards becoming a primary method by which users consume video content, whether it is via their personal computers, smartphones, tablets, smart televisions or other connected devices. Yet, consumers continue to expect the same quality experience online as they would have in viewing broadcast television. This will put a significant burden on publishers to produce not just compelling content, but also to deliver it in a way that meets changing consumer expectations. To keep up, organizations have been forced to increase quality to provide a “broadcast-like” experience. For example, with the recent advent of 4K resolution devices, several large-scale online video providers are already streaming in this new format that requires, in most cases, four times the bandwidth of a traditional high definition stream. We believe that as more content is made available in 4K resolution (coupled with increasing sales of 4K-ready devices like televisions and computer monitors), more consumers will want to consume the higher-quality content, resulting in increased strain on Internet architecture and infrastructure.

∎	Growth of digital downloads. Consumers are becoming more accustomed to making purchases of movies, music, games, and applications digitally from a variety of retailers with the growing availability of higher bandwidth connections to connected devices. As a result, consumers accept larger download sizes. For example, releases of popular games have topped 50 gigabytes (GBs) in size. As digital purchases of massive files increase, we believe that this will cause more strain on the Internet’s infrastructure. We believe that this will result in additional pressure on organizations and service providers to take steps to avoid congestion, latency, lengthening download times, and increasingly interrupted downloads, all of which we believe would undermine an organization’s ability to deliver the best possible digital experience.

∎	Webpage size. Organizations are building more complex, interactive, and engaging digital experiences that rely heavily on imagery and multimedia content. This trend is reflected in the growing size of webpages. For example, today’s average webpage requires users to download 2.5 MB worth of data, according to the HTTP-Archive, a site that tracks website performance and the technologies they use. We believe, through a highly congested Internet, these websites will become increasingly harder to deliver at the level of performance that users expect.

∎	The Internet of Things (IoT). Connected devices communicate with each other and with server-based resources via the Internet. Although it is unclear as to how much bandwidth this “background communication” will consume, as more devices become connected and begin communicating with each other and other resources, this traffic will compete with other Internet traffic such as streaming video and digital downloads. We believe IoT may complicate an organization’s ability to utilize the Internet to deliver high quality digital experiences.

Seven Trends Illustrating Consumer Demand for Digital Content

The Internet is key for today’s digital business. Hypertext transfer protocol (HTTP) and other Internet protocols are critical to enabling organizations to digitize business processes and operations as well as provide the kinds of experiences that consumers worldwide have come to expect across a variety of devices. We believe there are seven trends that illustrate a demand for digital content, contribute to the overall usage of the Internet, increase potential congestion, and punctuate the need for a private, global network to meet the level of performance that users expect. We believe these trends are:

∎	The continued growth of online video. Consumers are demanding and consuming video, music, and other forms of rich media over the Internet. According to Cisco’s Visual Networking Index annual report, IP video will account for 82% of all consumer Internet traffic by 2021. Based on this trend, we expect that businesses will continue to incorporate video into their digital marketing efforts as a way to further differentiate their message from competitors and generate new opportunities for engagement.

∎	Mobile First. We believe that mobile will continue to be increasingly important as a primary method users employ to interact with online content, a position supported by our November 2017 State of The User Experience consumer research which indicated that smartphones are the most popular device for accessing online content. Mobile devices enable consumers to remain connected and engaged with an organization’s content when they are away from their primary computers or TVs and it is clear that consumers are employing these devices more often to do so. However, in order for those consumers to remain engaged, the experience must be optimized across devices. An organization’s dynamic content and video has to be accessible regardless of device and provide the same engagement and interaction with those users.

∎	The continued migration of information technology (IT) services into the cloud. Enterprises may seek to decrease infrastructure expenditures by moving to a “cloud-based” model in which application delivery and storage are available on-demand and paid for on an as-needed basis. We anticipate that the core cloud computing market will continue to grow at a rapid pace as the cloud increasingly becomes a mainstream IT strategy embraced by corporate enterprises and government agencies. According to Gartner, by 2020 the shift to cloud will affect more than $1 trillion in IT spending. The core cloud market includes platform-as-a-service (PaaS) and infrastructure-as-a-service (IaaS) offerings such as content delivery networks (CDN), as well as the cloud-delivered software used to build and manage a cloud environment.

∎	Increasing user expectations for digital experience performance. Websites are becoming increasingly complex and large, while user expectations for website performance are becoming more demanding. We anticipate that these demanding consumer expectations will drive a continued need for website and web application acceleration services. The combination of performance expectation coupled with multi-device delivery creates a considerable challenge for most organizations.

∎	Increasing need for scalable storage. The amount of data created each year has grown rapidly, and we believe this rapid growth in data production will create demand for flexible and scalable storage mechanisms to support growing libraries of digital content. We anticipate the need for cloud storage to increase because of the growing demand for video and other types of digital content. Organizations must consider their choice of storage solution carefully when the technology is part of a digital content delivery chain as the wrong selection can lead to incremental latency that can undermine digital experience performance.

∎	The evolution of digital marketing. As the global online economy has continued to expand and grow, it has become increasingly difficult for businesses to capture consumer attention. Because of this difficulty, we anticipate that marketing will continue to evolve from “broadcast advertising” to engaging with users through conversations associated with content in a variety of places including websites and social networks. We believe this kind of engagement requires that content be increasingly comprised of video and rich media, and be delivered in a manner that meets the high user expectations for the delivery and responsiveness of digital experiences.

∎	Global broadband speed increase. With each passing year, the average broadband connection speed is increasing around the world, especially as governmental agencies (such as the United States Federal Communications Commission) take an active role in ensuring that consumers have access to high-speed connections. The continued increase in speed is illustrative of consumer desire to access multimedia content (e.g. online video, game downloads, interactive web applications) through the Internet and how integral rich, digital experiences have become the way people conduct their lives on a daily basis.

Requirements for delivering effective digital experiences

We believe that the challenges of delivering digital content, particularly related to rich media, dynamic content, and applications over the Internet to a wide variety of mobile and connected devices, have created a new set of technical, management, and economic requirements for organizations seeking to succeed in the online economy. We believe those requirements include the following:

∎	Reduction of IT involvement. As businesses increasingly rely on cloud-based services they will require more intuitive web-based interfaces that enable adoption and usage of cloud-based services by the entire company or organization, regardless of location, with less direct IT support required.

∎	Security. Maintaining effective security is a challenge for any enterprise that operates an online presence. Threats, denial of service attacks, viruses, and piracy can impact online web presence in many ways, including compromising personal and sensitive information, loss of customer trust and loyalty, loss of revenue, and negative publicity and brand reputation. Businesses require services that employ a number of software and network features to mitigate the risk of unauthorized access to content and network-related attacks against web properties, digital content, and applications. There continues to be an increasing number of high profile security incidents that continue to raise the awareness, and strategic importance of, security in our industry.

∎	Conditional access to content. Consumers increasingly expect the ability to consume any form of media content online. To meet this expectation, traditional media companies are making their enormous libraries of content, such as television shows and movies, available for viewing online. Content providers often have regulations with respect to where they can display, or store their content, due to industry requirements or geographic location. Accordingly, companies require powerful features that enable them to control where content is stored, for how long, and in what regions it can be delivered.

∎	Ability to scale capacity to handle rapidly accelerating demand. Online businesses must scale delivery of their web presence smoothly as the quantity of their site visitors or audience increases to avoid delays for users. When a large number of users simultaneously access a particular digital content asset like a video, the operator must be able to meet that surge in demand without making users wait. Rapidly accelerating demand can be related to a single event, such as a breaking news story or seasonal shopping, or can be spread across an entire library of content, such as when a social media website surges in popularity. The continued increase in video and other rich media consumption, and the growing size of digital content objects, contributes to concerns that Internet bandwidth may be supply constrained in the future.

∎	Ability to easily publish and deliver online video. As the consumer demand for online video grows, businesses and organizations may be required to adopt video into their marketing messages. However, there are a host of complexities involved in developing and implementing a “video publishing workflow.” Businesses will require intuitive tools that enable them to manage their video portfolio, and quickly and efficiently publish and deliver their video content at scale with quality performance. Additionally, businesses will require that video content can be converted automatically for playing on any mobile device with the opportunity to integrate advertisements.

∎	Multi-device delivery. With the increasing popularity of smartphones and tablets, businesses and organizations must ensure that their content, whether dynamic web pages or video, display properly in mobile formats. However, adding this requirement to existing content publishing workflows may greatly complicate internal processes that may result in delays for making content available to end users. Additionally, because many mobile devices have separate requirements, businesses will require features for automatically delivering correctly formatted content.

∎	Reliability and Consistency. Throughout the path data must traverse to reach a user, problems with the underlying infrastructure supporting the Internet can occur. For example, servers can crash or network connections can fail. Network, datacenter, or service provider outages can mean frustrated users, lost audiences, and missed revenue opportunities. Businesses require a massively redundant network that they can depend on to ensure the reliable and consistent delivery of their digital experiences.

Our Services

We believe our integrated suite of services, coupled with our global network, are responsive to the trends driving Internet growth and address the requirements for delivering effective digital experiences. Our primary services include the following:

∎	Content delivery services improve the reliability and performance of digital content delivery by using our global network to deliver rich media files such as video, music, games, and software, or live streaming of corporate or entertainment events. We support all major formats as well as dynamic and static webpages.

∎	Mobile device media delivery services help publishers deliver properly-formatted, device-optimized live and on demand video to almost any media-enabled device by creating multiple output formats. These services automatically transform and package the live and on demand streams at the time they are requested, creating the format needed for playback by the requesting device.

∎	Video content management services help organizations manage, publish, syndicate, analyze, and monetize video content through a cloud-based service. Services also include an extensible off-the-shelf video player for quick deployment and monetization features that enable customers to integrate advertising into the video playback experience.

∎	Performance services improve web experiences by speeding up the loading of web pages for faster action and provide consistent performance from any geography for dynamic and personalized content, online commerce transactions, and web applications.

∎	Cloud-based storage services provide customers with the scalable, redundant, geographically diverse storage of media and enterprise content, offering policies for global geographic placement, content workflow, and business logic controls while maintaining the highest levels of performance for object retrieval.

∎	Cloud-based content security services mitigate a variety of attacks against websites and protect against unauthorized access or theft of content. These services include protection against Distributed Denial of Service (DDoS) attacks, Web Application Firewall (WAF) protection, and conditional access controls that restrict access to digital content through rights management, geographic and IP address restriction and HTTP request and response flows.

∎	Edge services make it easy to process, analyze, and aggregate information close to where it is being generated. These edge capabilities together with Limelight’s global private network provide fast and secure infrastructure for low-latency data processing.

Limelight Global Network

Our global network provides highly available, highly redundant storage, bandwidth, and computing resources in support of our services and solutions. This architecture, managed by our proprietary software, automatically responds to network and datacenter outages and disruptions. All of our delivery locations are interconnected via our global network and also connected to multiple Internet backbone and broadband Internet service provider (ISP) networks. This global network has three main features:

∎	Densely configured, high-capacity. Our global network consists of dense clusters of specially configured servers organized into large, multi-tiered, logical delivery locations. The extensive storage capacity of these logical locations leads to fewer cache misses to our network of servers than we believe would occur in other CDN architectures and provides significant scalability and responsiveness to surges in end-user demand. The clustering of many high-performance CPUs provides us with aggregated computational power.

∎	Many connections to other networks. Our logical locations are directly connected to hundreds of ISPs and other user access networks, which are computer networks connected to end-users. In addition, for dedicated connectivity between our logical locations, we operate a dedicated fiber optic backbone and metro area networks. Also, our infrastructure has multiple connections to the Internet. In combination, these connections enable us to frequently bypass the often-congested public Internet, improving the delivery speed of content.

∎	Intelligent software to manage the network. We have developed proprietary software that manages our global network. This software manages, among other things, the delivery of digital content, the retrieval of dynamic content, storage and retrieval of objects, activity logging, and information reporting.

We continue to expand our architecture through the use of “smart POPs.” These smaller POPs are less dense than our traditional densely-configured metro POPs and are designed to be quickly and more cost-effectively deployed within existing networks. In addition, we continue to explore and implement ways to improve throughput and efficiency of our infrastructure through the use of advanced technologies, hardware tuning, and software refinement that help us deliver more content, more quickly, for less cost.

Share Repurchase

We have agreed to purchase from the underwriter 1,000,000 shares of our common stock that are subject to this offering at a price per share equal to the price per share paid by the underwriter to the selling stockholders in this offering. We refer to this repurchase as the “share repurchase.” We expect to fund the share repurchase from cash on hand.

The closing of the share repurchase will be contingent on the closing of this offering and the satisfaction of certain customary closing conditions.

This description and other information in this prospectus supplement regarding the share repurchase are included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the share repurchase.

Summary Financial Data

The following table summarizes our revenue, costs and expenses in thousands of dollars and as a percentage of total revenue for the year ended December 31, 2017. This information is only a summary. You should read this data in conjunction with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report, quarterly reports and other information on file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.” Our results of operations are for historical periods and are not necessarily indicative of results of operations for future periods.

(In Thousands)	Year Ended December 31, 2017
Revenues	$184,360	100%
Cost of revenue	96,561	52.4%

Gross profit	87,799	47.6%
Operating expenses	95,869	52.0%

Operating loss	(8,070)	(4.4)%
Total other income (expense)	866	0.5%

Loss before income taxes	(7,204)	(3.9)%
Income tax expense	426	0.2%

Net loss	$(7,630)	(4.1)%

Use of Non-GAAP Financial Measures

To evaluate our business, we consider and use non-generally accepted accounting principles (Non-GAAP) net income (loss), EBITDA and Adjusted EBITDA as supplemental measures of operating performance. These measures include the same adjustments that management takes into account when it reviews and assesses operating performance on a period-to-period basis. We consider Non-GAAP net income (loss) to be an important indicator of overall business performance. We define Non-GAAP net income (loss) to be U.S. GAAP net loss, adjusted to exclude provision for litigation, share-based compensation, litigation expenses, and amortization of intangible assets. We believe that EBITDA provides a useful metric to investors to compare us with other companies within our industry and across industries. We define EBITDA as U.S. GAAP net loss, adjusted to exclude depreciation and amortization, interest expense, interest and other (income) expense, and income tax expense. We define Adjusted EBITDA as EBITDA adjusted to exclude provision for litigation, share-based compensation and litigation expenses. We use Adjusted EBITDA as a supplemental measure to review and assess operating performance. Our management uses these Non-GAAP financial measures because, collectively, they provide valuable information on the performance of our on-going operations, excluding non-cash charges, taxes and non-core activities (including interest payments related to financing activities). These measures also enable our management to compare the results of our on-going operations from period to period, and allow management to review the performance of our on-going operations against our peer companies and against other companies in our industry and adjacent industries. We believe these measures also provide similar insights to investors, and enable investors to review our results of operations “through the eyes of management.”

Furthermore, our management uses these Non-GAAP financial measures to assist them in making decisions regarding our strategic priorities and areas for future investment and focus.

The terms Non-GAAP net income (loss), EBITDA and Adjusted EBITDA are not defined under U.S. GAAP, and are not measures of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Our Non-GAAP net income (loss), EBITDA and Adjusted EBITDA have limitations as analytical tools, and when assessing our operating performance, Non-GAAP net income (loss), EBITDA and Adjusted EBITDA should not be considered in isolation, or as a substitute for net loss or other consolidated income statement data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to:

∎	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

∎	these measures do not reflect changes in, or cash requirements for, our working capital needs;

∎	Non- GAAP net income (loss) and Adjusted EBITDA do not reflect the cash requirements necessary for litigation costs, including provision for litigation and litigation expenses;

∎	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt that we may incur;

∎	these measures do not reflect income taxes or the cash requirements for any tax payments;

∎	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will be replaced sometime in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

∎	while share-based compensation is a component of operating expense, the impact on our financial statements compared to other companies can vary significantly due to such factors as the assumed life of the options and the assumed volatility of our common stock; and

∎	other companies may calculate Non-GAAP net income (loss), EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using Non-GAAP net income (loss), EBITDA, and Adjusted EBITDA only as supplemental support for management’s analysis of business performance. Non-GAAP net income (loss), EBITDA and Adjusted EBITDA are calculated as follows for the periods presented.

Reconciliation of Non-GAAP Financial Measures

The below table presents the directly comparable U.S. GAAP financial measures and reconciles the unaudited Non-GAAP financial metrics to the comparable U.S. GAAP measures.

Reconciliation of U.S. GAAP Net Loss to Non-GAAP Net Income

(Unaudited)

(In Thousands)	Year Ended Dec. 31, 2017
U.S. GAAP net loss	$(7,630)

Share-based compensation	12,744
Litigation expenses	5,518
Non-GAAP net income	$10,632

Reconciliation of U.S. GAAP Net Loss to EBITDA to Adjusted EBITDA

(Unaudited)

(In Thousands)	Year Ended Dec. 31, 2017
U.S. GAAP net loss	$(7,630)
Depreciation and amortization	20,514
Interest expense	80
Interest and other (income) expense	(946)
Income tax expense	426

EBITDA	$12,444
Share-based compensation	12,744
Litigation expenses	5,518

Adjusted EBITDA	$30,706

Risk Factors

Participating in this offering involves substantial risk. Our ability to execute our strategy also is subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Before you participate in this offering, you should carefully consider all the information in this prospectus supplement, the accompanying prospectus and the other information incorporated by reference, including matters set forth under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended, which is incorporated by reference herein.

Additional Information

Limelight is a Delaware corporation formed in 2001. Our principal executive offices are located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281, and our main telephone number is (602) 850-5000. We began development of our infrastructure in 2001 and began generating meaningful revenue in 2002. We began international operations in 2004. We are registered as a reporting company under the Exchange Act. Accordingly, we file or furnish with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to such reports as required by the Exchange Act and the rules and regulations of the SEC. We refer to these reports as “Periodic Reports”. The public may read and copy any Periodic Reports or other materials we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room is available by calling 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, such as Limelight Networks, Inc., that file electronically with the SEC. The address of this website is www.sec.gov.

Our Internet website address is www.limelight.com. We make available, free of charge, on or through our Internet website our Periodic Reports and amendments to those Periodic Reports as soon as reasonably practicable after we electronically file them with the SEC. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

The Offering

Common stock offered by selling stockholders	15,272,493 shares.

Common stock to be outstanding immediately after the offering and the share repurchase	109,823,628 shares.

Selling Stockholders	GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG (collectively, the “GS Funds”).

Share repurchase	Subject to completion of this offering, we have agreed to repurchase 1,000,000 shares of common stock from the underwriter at a price per share equal to the per share price paid by the underwriter to the selling stockholders in this offering. The closing of the share repurchase will be contingent on the closing of this offering. See “Share Repurchase.”

Listing	Our common stock is listed on the NASDAQ Global Select Market under the symbol “LLNW.”

Dividends	We have not paid dividends on our common stock, and we do not currently anticipate paying any dividends on our common stock in the foreseeable future. See “Dividend Policy.”

Risk Factors	See “Risk Factors” beginning on page S-19 of this prospectus supplement and on page 6 of the accompanying prospectus and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Use of proceeds	We will not receive any proceeds from this offering. The selling stockholders will bear our expenses related to this offering.

Except as otherwise indicated, the number of shares of common stock to be outstanding following the offering is based on 110,823,628 fully paid shares outstanding at December 31, 2017 and:

∎	assumes we will repurchase 1,000,000 shares of common stock from the underwriter in the share repurchase and that such shares will be held in treasury;

∎	does not give effect to 22,772,308 shares of our common stock issuable upon the exercise of outstanding options or the vesting of restricted stock units outstanding as of December 31, 2017; and

∎	does not give effect to 6,932,268 shares of common stock collectively reserved for future issuance under our Amended and Restated 2007 Equity Incentive Plan and our 2013 Employee Stock Purchase Plan as of December 31, 2017.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended, and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in this prospectus supplement and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” above.

In addition, you should carefully consider the additional risks related to an investment in our common stock and this offering, as set forth below:

This offering will result in a substantial amount of our common stock being sold, which may depress the market price of our common stock.

Of the 110,823,628 of our common stock issued and outstanding as of December 31, 2017, approximately 14% were held by the selling stockholders. Prior to this offering, the shares held by the selling stockholders were subject to volume limitations under Rule 144 under the Securities Act. In this offering, the selling stockholders intend to sell 15,272,493 shares of our common stock. The market price of our common stock could decline as a result of the sale of a substantial number of our common stock in the public market.

Substantial blocks of our total outstanding shares may be sold into the market when the “lock-up” period ends. If there are substantial sales of our common stock, the price of our common stock could decline.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders. After this offering, the selling stockholders will be subject to lock-up agreements with the underwriter that restrict their ability to sell any shares of our common stock they continue to hold following this offering until 90 days after the date of this prospectus supplement. After the lock-up agreements expire, all of the shares of our common stock owned by the selling stockholders will be eligible for sale in the public market, subject to the limitations of Rule 144 under the Securities Act.

The underwriter may permit the selling stockholders to sell shares of our common stock prior to the expiration of the restrictive provisions contained in the lock-up agreements. The market price of the common stock could decline as a result of the sale of a substantial number of shares of our common stock in the public market, the availability of shares of our common stock for sale or the perception in the market that the holders of a large number of shares of our common stock intend to sell their common stock. In addition, the sale of shares of our common stock by stockholders could impair our ability to raise capital through the sale of additional shares of our common stock.

We have no plans to pay regular dividends on our common stock, which could reduce the return on your investment.

We have no plans to pay regular dividends on our common stock. Any payment of future dividends will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our Board of Directors deems relevant. Our Loan and Security Agreement (the “Credit Agreement”) with Silicon Valley Bank, as amended, also includes limitations on our ability to pay dividends to our stockholders. Accordingly, any return on your investment must come from an increase in the trading price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from this offering. The selling stockholders will receive all of the net proceeds from the sale of their shares of our common stock. See “Selling Stockholders.”

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering. Pro forma net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after completion of this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible book value as of December 31, 2017 was $67.1 million, or $0.61 per share. After giving effect to the repurchase by us of 1,000,000 shares in the share repurchase at the public offering price of $3.97 per share our pro forma net tangible book value as of December 31, 2017 would have been $62.6 million, or $0.57 per share. This represents an immediate decrease in pro forma net tangible book value of $0.03 per share to our stockholders and immediate dilution in pro forma net tangible book value of $3.40 to investors purchasing shares of our common stock in this offering.

Because all of the shares of our common stock to be sold in this offering will be sold by the selling stockholders, after giving effect to the share repurchase, there will be no change to the number of shares of our common stock outstanding as a result of this offering.

Public offering price per share		$3.97
Historical net tangible book value per share as of December 31, 2017	$0.61
Decrease in pro forma net tangible book value per share attributable to this offering and the share repurchase	(0.03)

Pro forma net tangible book value per share immediately after this offering and the share repurchase		0.57

Dilution in pro forma net tangible book value per share to new investors in this offering		$3.40

The number of shares of common stock to be outstanding following the offering is based on 110,823,628 fully paid shares outstanding at December 31, 2017 and:

∎	assumes we will repurchase 1,000,000 shares of common stock from the underwriter in the share repurchase and that such shares will be held in treasury;

∎	does not give effect to 22,772,308 shares of our common stock issuable upon the exercise of outstanding options or the vesting of restricted stock units outstanding as of December 31, 2017; and

∎	does not give effect to 6,932,268 shares of common stock collectively reserved for future issuance under our Amended and Restated 2007 Equity Incentive Plan and our 2013 Employee Stock Purchase Plan as of December 31, 2017.

DIVIDEND POLICY

We have not paid dividends on our common stock, and we do not currently anticipate paying any dividends on our common stock in the foreseeable future. Any future determination as to our dividend policy will be made at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our Board of Directors deems relevant. The terms of the indebtedness of our Credit Agreement also restrict us from paying cash dividends to our stockholders under some circumstances. See “Risk Factors—We have no plans to pay regular dividends on our common stock, which could reduce the return on your investment.”

PRICE RANGE OF COMMON STOCK

Our common stock began trading on the NASDAQ Global Select Market under the symbol “LLNW” following our initial public offering in June 2007. Before then, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by the NASDAQ Global Select Market:

	High	Low
First quarter 2016	$1.99	$0.90
Second quarter 2016	$1.87	$1.17
Third quarter 2016	$2.04	$1.38
Fourth quarter 2016	$2.90	$1.70
First quarter 2017	$2.70	$2.02
Second quarter 2017	$3.51	$2.41
Third quarter 2017	$4.25	$2.85
Fourth quarter 2017	$6.05	$3.95
First quarter 2018 (through March 1, 2018)	$4.74	$3.76

On March 1, 2018, the closing price as reported on the NASDAQ Global Select Market of our common stock was $3.97 per share. As of February 28, 2018, we had approximately 253 holders of record of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2017 on an actual basis and as of December 31, 2017 on an as adjusted basis to give effect to our repurchase of 1,000,000 shares of common stock at the offering price of $3.97 per share from the underwriter utilizing cash on hand. You should read this table together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes in our most recent Annual Report on Form 10-K, as amended, that we have filed or will file with the SEC, which are incorporated by reference into this prospectus supplement.

	As of December 31, 2017
	Actual	As Adjusted(1)
	(in thousands, except share data)
Cash, cash equivalents and marketable securities(2)	$49,316	$45,516
Total Liabilities:	52,303	52,303
Stockholders’ Equity:

Convertible preferred stock, $0.001 par value; 7,500 shares authorized, 0 shares issued and outstanding	–	–
Common stock, $0.001 par value; 300,000,000 shares authorized, 109,823,628 shares issued and outstanding as adjusted	111	111
Additional paid-in capital	502,312	502,312
Accumulated other comprehensive (loss)	(8,328)	(8,328)
Accumulated deficit	(349,950)	(349,950)
Total	144,145	144,145
Less Treasury Stock at Cost		(3,800)
Total Stockholders’ Equity	144,145	140,345
Total Capitalization	$196,448	$192,648

(1)	Adjusts for the 1,000,000 shares of common stock that will be repurchased by us in the share repurchase at the per share price of $3.97.

(2)	As of December 31, 2017, actual and as adjusted cash, cash equivalents and marketable securities was $49,316 and $45,516, respectively.

SELLING STOCKHOLDERS

The following table sets forth (i) the selling stockholders, (ii) as of February 27, 2018, the number of shares of common stock that the selling stockholders beneficially owned before this offering and the share repurchase, (iii) the number of shares of common stock to be sold in this offering by the selling stockholders, and (iv) the number of shares of our common stock that will be beneficially owned by the selling stockholders after this offering and the share repurchase. The number of shares of our common stock outstanding as of February 27, 2018 was 110,826,546. See Note 16 “Related Party Transactions” to our consolidated financial statements incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for our fiscal year ended December 31, 2017, as amended, for a discussion of the relationship between us and the selling stockholders.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.

	Shares Beneficially Owned Before the Offering and the Share Repurchase(1)		Number of Shares to be Sold in the Offering	Shares Beneficially Owned After the Offering and the Share Repurchase(1)(2)
Name of Beneficial Owner	Shares	%		Shares	%
The Goldman Sachs Group, Inc. and affiliated funds(3)	15,917,469	14.4%	15,272,493	644,976	0.6%

(1)	Applicable percentage of ownership is based on 110,826,546 shares of our common stock outstanding as of February 27, 2018. Beneficial ownership is determined in accordance with rules of the SEC and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of February 27, 2018 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Gives effect to the retirement of the shares following the share repurchase.

(3)

Consists of (i) 8,041,883 shares of common stock held by GS Capital Partners V Fund, L.P., all of which are being offered for sale pursuant to this prospectus supplement, (ii) 4,154,102 shares of common stock held by GS Capital Partners V Offshore Fund, L.P., all of which are being offered for sale pursuant to this prospectus supplement, (iii) 2,757,678 shares of common stock held by GS Capital Partners V Institutional, L.P., all of which are being offered for sale pursuant to this prospectus supplement and (iv) 318,830 shares of common stock held by GS Capital Partners V GmbH & Co. KG, all of which are being offered for sale pursuant to this prospectus supplement (collectively, the “GS Funds”). Affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC are the general partner, managing general partner, managing partner, managing member or member of each of the GS Funds. In addition, The Goldman Sachs Group, Inc. is the parent of Goldman Sachs & Co. LLC, which is the investment manager of certain of the GS Funds. Accordingly, each of the GS Funds is an affiliate of Goldman Sachs & Co. LLC, which is a broker-dealer, and The Goldman Sachs Group, Inc., which is the parent of Goldman Sachs & Co.

LLC. Each of the GS Funds (i) acquired its shares of Limelight common stock as investments, (ii) purchased the common stock to be sold in this offering in the ordinary course of business and (iii) at the time of purchase, had no plans or proposals to distribute the common stock. The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC may be deemed to beneficially own the shares of common stock owned by the GS Funds. Mark Midle, who has served as a member of our board of directors since 2015, is also a Vice President of the Merchant Banking Division of Goldman Sachs & Co. LLC. In addition to the shares identified above, The Goldman Sachs Group, Inc. may be deemed to beneficially own (i) 366,866 shares of common stock issuable upon the exercise of stock options granted to Mr. Midle and former directors affiliated with The Goldman Sachs Group, Inc. that are exercisable within 60 days of the date of this prospectus supplement, (ii) 103,246 shares of common stock issued upon vesting of restricted stock units granted to Mr. Midle in his capacity as a director of the company, (iii) 102,879 shares of common stock issued upon vesting of restricted stock units that were granted to Joseph H. Gleberman, a former advisory director of Goldman Sachs & Co. LLC, in his capacity as a director of the company and (iv) 71,985 shares of common stock issued upon vesting of restricted stock units that were granted to Peter J. Perrone, a former managing director of Goldman Sachs & Co. LLC, in his capacity as a director of the company. In addition to the shares included in the table above, Goldman Sachs & Co. LLC beneficially owns directly (and The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly) 23,457 shares of our common stock and Goldman Sachs & Co. LLC has open short positions of 1,862 shares of our common stock. Each restricted stock unit represents a contingent right to receive one share of our common stock. The GS Funds report their address as c/o Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, U.S. federal estate or gift tax laws, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

∎	banks, insurance companies or other financial institutions;

∎	tax-exempt organizations;

∎	dealers in securities or currencies;

∎	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

∎	persons that own, or are deemed to own, more than five percent of our common stock;

∎	certain former citizens or long-term residents of the United States;

∎	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

∎	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

∎	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors in any such entities);

∎	persons deemed to sell our common stock under the constructive sale provisions of the Code;

∎	pension plans;

∎	controlled foreign corporations;

∎	passive foreign investment companies; or

∎	persons that acquire our common stock as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock that is for United States federal income tax purposes (i) a foreign corporation, (ii) a nonresident alien individual, (iii) a foreign estate, the income of which, if from sources without the United States and not effectively connected with the conduct of a trade or business within the United States, is not subject to tax in the United States, or (iv) a trust that has not made an election to be treated as a U.S. holder under applicable Treasury regulations and that either (A) is not subject to the primary jurisdiction of a court within the United States, or (B) is not subject to the substantial control of one or more United States persons.

Distributions

As discussed under “Dividend Policy,” above, we do not anticipate paying any dividends on our common stock in the foreseeable future. If we were to make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock, subject to the tax treatment described in the discussion below regarding taxable dispositions of our common stock. Any such distributions would also be subject to the discussions below regarding backup withholding and FATCA.

Subject to the discussion below regarding a dividend received by you that is effectively connected with the conduct of a U.S. trade or business, a dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with a valid IRS Form W-8BEN, IRS Form W-8-BEN-E or another appropriate version of IRS Form W-8 (or a successor form), in each case, certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) generally are exempt from such withholding tax. In order to obtain this exemption, you must provide us with a valid IRS Form W-8ECI or successor form or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, you may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty on your earnings and profits in respect of such effectively connected dividend income.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaties.

Gain on Sale or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

∎	the gain is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the U.S.), in which case you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a non-U.S. holder that is a corporation, such non-U.S. holder may be subject to the branch profits tax on any earnings and profits attributable to such gains at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

∎	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met, in which case you will, unless an applicable treaty overrides this tax, be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by certain U.S. source capital losses in the taxable year of disposition (even though you are not considered a resident of the United States); or

∎	our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other real property and business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market (as determined under the Code), such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will generally be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding at the then applicable rate unless you establish an exemption, for example by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 (or a successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (“FATCA”)

Provisions commonly referred to as “FATCA” may impose withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to foreign financial institutions or to certain non-financial foreign entities, unless (i) the relevant foreign financial institution undertakes certain diligence and reporting obligations, (ii) the relevant non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (iii) the relevant foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Treasury. Under final regulations and published guidance, the obligation to withhold from payments made to a foreign financial institution or a foreign non-financial entity under FATCA with respect to dividends on our common stock are currently in effect, but with respect to the gross proceeds of a sale or other disposition of our common stock will not begin before January 1, 2019. Prospective investors should consult their tax advisors regarding FATCA.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

Each purchaser of common stock in this offering that is a “Plan” will be deemed to make the representations in the following paragraph. For this purpose, a “Plan” is (i) any “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) individual retirement accounts (“IRAs” and each, an “IRA”) and other arrangements subject to Section 4975 of the Code, and (iii) an entity whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein.

Each purchaser of common stock in this offering that is a “Plan” and that acquires common stock in connection with this offering will be deemed to represent by its purchase of common stock offered hereby that a fiduciary (the “Fiduciary”) independent of us, the selling stockholders, the underwriter, or any of our or their respective affiliates (the “Transaction Parties”) acting on the Plan’s behalf is responsible for the Plan’s decision to acquire common stock in this offering and that such Fiduciary:

1.	is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time;

2.	in the case of a Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary;

3.	is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in common stock;

4.	is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire common stock;

5.	has exercised independent judgment in evaluating whether to invest the assets of the Plan in common stock;

6.	understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Plan’s acquisition of common stock;

7.	understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Plan’s acquisition of common stock; and

8.	confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Plan, or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice (as opposed to other services) in connection with the Plan’s acquisition of common stock.

UNDERWRITING

We, the selling stockholders and the underwriter for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase from the selling stockholders the number of shares of our common stock set forth opposite its name below.

Underwriter	Number of Shares
B. Riley FBR, Inc.	15,272,493
Total	15,272,493

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

Subject to the completion of this offering, we have agreed to purchase from the underwriter 1,000,000 shares of our common stock that are subject to this offering at a price per share equal to the price per share paid by the underwriter to the selling stockholders in this offering. The closing of this share repurchase will be contingent on the closing of this offering.

We and the selling stockholders have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions.    The following table shows the public offering price, underwriting discount and proceeds, before expenses to the selling stockholders.

	Per Share	Total(1)
Public offering price	$3.97	$60,631,797.21
Underwriting discount	$0.17	$2,596,323.81
Proceeds, before expenses, to selling stockholders	$3.80	$58,035,473.40

(1)	The total public offering price and the total underwriting discount do not give effect to the price to be paid by us for the shares of common stock being acquired by us in the share repurchase.

We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $440,000 and are payable by the selling stockholders.

The underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriter may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $0.102 per share. If all of the shares are not sold at the public offering price, the underwriter may change the offering price and other selling terms.

Discretionary Accounts.    The underwriter does not intend to confirm sales of the shares to any accounts over which it has discretionary authority.

Stabilization.    In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

These stabilizing transactions, may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.    In connection with this offering, the underwriter and selling group members, if any, may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements.    Pursuant to certain ‘‘lock-up’’ agreements, we and the selling stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock held prior to the date of this offering without the prior written consent of the underwriter, for a period of 90 days after the date of the pricing of the offering.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to employee benefit plans, (b) issue common stock upon exercise of outstanding options or warrants (c) issue securities in connection with acquisitions, joint ventures, commercial arrangements or similar transactions in an amount not to exceed 10% of the total number of shares of our common stock outstanding following the completion of any such transaction, or (d) file registration statements on Form S-8. The exceptions permit parties to the “lock-up” agreements, among other things and subject to restrictions, to: (a) make certain gifts, (b) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any shareholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, if such transfer is not for value, (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or transfer of all of the party’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the “lock-up” agreement and (d) enter into trading plans providing for the sale of common stock which meet the requirements of Rule 10b5-1(c) under the Exchange Act, provided that such plan does not provide for, or permit, the sale of any common stock during the term of the “lock-up.” In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

The underwriter, in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request.

Canada.    The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom.    The underwriter has represented and agreed that:

∎	it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

∎	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

∎	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland.     The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area.    In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our shares may not be made to the public in a Relevant Member State other than:

∎	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

∎	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or;

∎	in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive’’ means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

Israel.    In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriter and its affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of shares on our behalf or on behalf of the underwriter.

Electronic Offer, Sale and Distribution of Shares.    A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to selling group members, if any, for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members, if any, that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.    The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

LEGAL MATTERS

Certain legal matters with respect to the securities offered by this prospectus supplement will be passed upon for us by Goodwin Procter LLP, Menlo Park, California. The selling stockholders have been represented by Freshfields Bruckhaus Deringer US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Limelight Networks, Inc. appearing in Limelight Networks, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, as amended (including the schedule appearing therein), and the effectiveness of Limelight Networks, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Limelight Networks, Inc.

15,917,469 Shares

Common Stock

The selling stockholder identified in this prospectus may offer and sell, from time to time, in one or more offerings, up to 15,917,469 shares of our common stock. You should carefully read this prospectus and any accompanying prospectus supplement before you decide to invest in any of these securities.

The distribution of the common stock by the selling stockholder may be effected from time to time by a variety of methods, including, without limitation:

•	in underwritten public offerings;

•	in ordinary brokerage transactions on securities exchanges, including the NASDAQ Global Select Market;

•	to or through brokers or dealers who may act as principal or agent; or

•	in one or more negotiated transactions at prevailing market prices or negotiated prices.

The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of shares as well as all other costs, expenses and fees in connection with the registration of the shares. The brokers or dealers through or to whom the shares of common stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” for a further description of how the selling stockholder may dispose of the shares covered by this prospectus.

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “LLNW.” On February 20, 2018, the last reported sales price of a share of our common stock on the NASDAQ Global Select Market was $3.81.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholder may sell certain shares of our common stock in one or more offerings. When the selling stockholder sells shares of common stock under this shelf registration process, we may provide a prospectus supplement that will contain more specific information about the terms of such offering. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement, as well as the information incorporated in this prospectus or the accompanying prospectus supplement by reference. See “Incorporation of Certain Information by Reference.” Any information in any accompanying prospectus supplement or any subsequent material incorporated herein by reference will supersede the information in this prospectus or any earlier prospectus supplement.

As used in this prospectus and any accompanying prospectus supplement, unless the context otherwise indicates, references to “our,” “we,” “us,” the “Company” and “our business” mean Limelight Networks, Inc. (“Limelight”).

Limelight has not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of Limelight or to which Limelight has referred you. Limelight takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related issuer free writing prospectus in connection with the offering described herein and therein. Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Limelight’s business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference contain statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this prospectus and the accompanying prospectus supplement, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “could,” “continue,” “forecast,” “may,” “should,” “plan,” “project” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•	our beliefs regarding trends driving Internet congestion and demands for digital content, as well as requirements for delivering effective digital experiences;

•	our beliefs regarding delivery traffic growth trends and demand for digital content;

•	our expectations regarding revenue, costs, expenses, gross margin, non-GAAP earnings per share, Adjusted EBITDA and capital expenditures;

•	our plans regarding investing in our content delivery network, as well as other products and technologies;

•	our beliefs regarding the growth of, and competition within, the content delivery industry;

•	our beliefs regarding the growth of our business and how that impacts our liquidity and capital resources requirements;

•	our expectations regarding headcount;

•	the impact of certain new accounting standards and guidance as well as the time and cost of continued compliance with existing rules and standards;

•	our plans with respect to investments in marketable securities;

•	our expectations and strategies regarding acquisitions;

•	our expectations regarding litigation and other pending or potential disputes;

•	our estimations regarding taxes and belief regarding our tax reserves;

•	our beliefs regarding the use of Non-GAAP financial measures;

•	our approach to identifying, attracting and keeping new and existing customers, as well as our expectations regarding customer turnover;

•	the sufficiency of our sources of funding;

•	our beliefs regarding inflation risks;

•	our beliefs regarding expense and productivity of and competition for our sales force; and

•	our beliefs regarding the significance of our large customers.

These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward looking statements in this prospectus and in the documents that are incorporated by reference herein may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus, any accompanying prospectus supplement and in the documents that are incorporated by reference herein. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission, or SEC, after the date of this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein also contain estimates, projections and other information concerning our industry, our business and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities described in this prospectus. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the SEC’s Public Reference Room at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC’s web site at http://www.sec.gov/.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the initial filing of the registration statement of which this prospectus forms a part until all of the securities offered in this prospectus are sold; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 8, 2018, as amended on February 21, 2018;

•	our Current Report on Form 8-K, filed with the SEC on February 6, 2018; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 30, 2007, including any subsequent amendment thereto or report filed for the purpose of updating such description.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a document incorporated by reference in this prospectus modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

Limelight Networks, Inc.

Attn: Investor Relations

222 South Mill Avenue, 8th Floor

Tempe, Arizona 85281

(602) 850-5000

COMPANY OVERVIEW

Our Company

Limelight operates a private, globally distributed, high-performance network and provides a suite of integrated services marketed as the Limelight Orchestrate Platform. These services include content delivery, video content management, website and web application acceleration, website and content security, and cloud storage services.

The services we provide help our customers optimize and deliver digital content to a wide variety of digital devices. These services provide advanced features to enable digital workflows for video publishing, content distribution for any device, and website and web application acceleration. Limelight services incorporate content and application security, file management, video transformation, distributed storage functionality, and the analytics and reporting associated with them. These services leverage our global network, which provides highly available, highly redundant storage, bandwidth, and computing resources, as well as connectivity to last-mile broadband network providers. Limelight’s high capacity, high speed private global network and distributed storage and compute capabilities are also well suited to the emerging Internet of Things (IoT) and edge compute workloads where rapid response times are needed.

We derive revenue primarily from the sale of components of the Limelight Orchestrate Platform. We also generate revenue through the sale of professional services and other infrastructure services, such as transit and rack space services. In addition, we also maintain relationships with resellers that purchase our services for resale to their end customers.

We provide our services to customers that we believe view Internet, mobile, social, and other digital initiatives as critical to their success, including traditional and emerging media companies operating in the television, music, radio, newspaper, magazine, movie, game, software, and social media industries, as well as to enterprises, technology companies, and government entities conducting business online. Our offerings enable our customers to deliver a high quality online experience and thereby improve brand perception, drive revenue, and enhance customer relationships.

Additional Information

Limelight is a Delaware corporation formed in 2001. Our principal executive offices are located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281, and our main telephone number is (602) 850-5000. We began development of our infrastructure in 2001 and began generating meaningful revenue in 2002. We began international operations in 2004. We are registered as a reporting company under the Exchange Act. Accordingly, we file or furnish with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to such reports as required by the Exchange Act and the rules and regulations of the SEC. We refer to these reports as “Periodic Reports”. The public may read and copy any Periodic Reports or other materials we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room is available by calling 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, such as Limelight Networks, Inc., that file electronically with the SEC. The address of this website is www.sec.gov.

Our Internet website address is www.limelight.com. We make available, free of charge, on or through our Internet website our Periodic Reports and amendments to those Periodic Reports as soon as reasonably practicable after we electronically file them with the SEC. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the accompanying prospectus supplement or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as amended and as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement and any related free writing prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS

The selling stockholder will receive all net proceeds from the sale of the shares of common stock offered by this prospectus and any accompanying prospectus supplement. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as certain provisions of our amended and restated certificate of incorporation, referred to as our certificate of incorporation, and amended and restated bylaws, referred to as our bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Our authorized capital stock consists of 300,000,000 shares of common stock with a $0.001 par value per share, and 7,500,000 shares of undesignated preferred stock with a $0.001 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of February 18, 2018 there were 110,826,546 shares of common stock issued and outstanding, held of record by 250 stockholders, although we believe that there may be a significantly larger number of beneficial owners of our common stock. We derived the number of stockholders by reviewing the listing of outstanding common stock recorded by our transfer agent as of February 18, 2018.

The following is a summary of the material provisions of the common stock and preferred stock provided for in our certificate of incorporation and bylaws. For additional detail about our capital stock, please refer to our certificate of incorporation and bylaws.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Our common stock is listed on the Nasdaq Global Market under the symbol “LLNW.” The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. Its address is 6201 15th Avenue, Brooklyn, New York, New York 11219, and its telephone number is (800) 937-5449.

Preferred stock

The following description of preferred stock and the description of the terms of any particular series of preferred stock that we choose to issue hereunder and that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to our certificate of incorporation and the certificate of designation relating to any series of preferred stock. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. There are no restrictions presently on the repurchase or redemption of any shares of our preferred stock.

The prospectus supplement for a series of preferred stock will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date or dates on which dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of our company.

We have no present plans to issue any shares of preferred stock nor are any shares of our preferred stock presently outstanding. Preferred stock will be fully paid and nonassessable upon issuance.

Effect of Certain Provisions of our Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

Some provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

Those provisions, summarized below, could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws provide for the following:

•	Undesignated Preferred Stock. As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

•	Stockholder Meetings. Our certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, the chief executive officer or our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

•	Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•	Board Classification. Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. Our classified board may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

•	No Cumulative Voting. Our certificate of incorporation and bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

•	Amendment of Certificate of Incorporation and Bylaws. The amendment of the above provisions of our charter documents requires approval by holders of at least two-thirds of the voting power of our then outstanding voting stock.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “LLNW.”

SELLING STOCKHOLDER

The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares offered hereunder before selling them. The shares offered by this prospectus may be offered from time to time by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes the selling stockholder listed below, and any donee, pledgee, transferee or other successor in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which the information in the table is presented. Information about the selling stockholder may change over time.

The following table sets forth the name of the selling stockholder, the number of shares of our common stock and the percentage of our common stock beneficially owned by the selling stockholder prior to this offering, the number of shares that may be offered under this prospectus by the selling stockholder, and the number of shares of our common stock and the percentage of our common stock to be beneficially owned by the selling stockholder after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein. The number of shares in the column “Maximum Number of Shares That May Be Offered” represents all of the shares that the selling stockholder may offer under this prospectus.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that the stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

	Shares Beneficially Owned Prior to this Offering		Maximum Number of Shares That May Be Offered	Shares Beneficially Owned After this Offering (assuming the sale of all shares that may be sold hereunder)
Name	Shares of Common Stock	Percentage of Total Outstanding Common Stock(1)		Shares of Common Stock	Percentage of Total Outstanding Common Stock(1)
The Goldman Sachs Group, Inc. and affiliated funds (2)	15,917,469	14.4%	15,917,469	—	— %

(1)	Applicable percentage of ownership is based on 110,826,546 shares of our common stock outstanding as of February 18, 2018. Beneficial ownership is determined in accordance with rules of the SEC and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of February 18, 2018 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)

Consists of (i) 8,041,883 shares of common stock held by GS Capital Partners V Fund, L.P. all of which are being offered for sale pursuant to this prospectus, (ii) 4,154,102 shares of common stock held by GS Capital Partners V Offshore Fund, L.P., all of which are being offered for sale pursuant to this prospectus, (iii) 2,757,678 shares of common stock held by GS Capital Partners V Institutional, L.P., all of which are being offered for sale pursuant to this prospectus and (iv) 318,830 shares of common stock held by GS Capital Partners V GmbH & Co. KG, all of which are being offered for sale pursuant to this prospectus (collectively, the “GS Funds”). Affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC are the general partner, managing general partner, managing partner, managing member or member of each of the GS Funds. In addition, the Goldman Sachs Group, Inc. is the parent of Goldman Sachs & Co. LLC, which is the investment manager of certain of the GS Funds. Accordingly, each of the GS Funds is an affiliate of Goldman Sachs & Co. LLC, which is a broker-dealer, and The Goldman Sachs Group, Inc., which is the parent of Goldman Sachs & Co. LLC. Each of the GS Funds (i) acquired its shares of Limelight common stock as investments, (ii) purchased the common stock to be sold in this offering in the ordinary course of business, and (iii) at the time of purchase, had no plans or proposals to distribute the common stock. The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC may be deemed to beneficially own the shares of common stock owned by the GS Funds. Mark Midle, who has served as a member of our board of directors since 2015, is also a Vice President of the Merchant Banking Division of Goldman Sachs & Co. LLC. In addition to the shares identified above, The Goldman Sachs Group, Inc. may be deemed to beneficially own (i) 366,866 shares of common stock issuable upon the exercise of stock options granted to Mr. Midle and former directors affiliated with The Goldman Sachs Group, Inc. that are exercisable within 60 days of the date of this prospectus, (ii) 103,246 shares of common stock issued upon vesting of restricted stock units granted to Mr. Midle in his capacity as a director of the Company, (iii) 102,879 shares of common stock issued upon vesting of restricted stock units that were granted to Joseph H. Gleberman, a former advisory director of Goldman Sachs & Co. LLC, in his capacity as a director of the Company and (iv) 71,985 shares of common stock issued upon vesting of restricted stock units that were granted to Peter J. Perrone, a former managing director of Goldman Sachs & Co. LLC, in his capacity as a director of the Company. In addition to the shares included in the table above which may be sold pursuant to this prospectus, Goldman Sachs & Co. LLC beneficially owns directly (and The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly) 23,457 shares of our common stock and Goldman Sachs & Co. LLC also has open short positions of 1,862 shares of our common stock, which shares are not being registered pursuant to this prospectus. Each restricted stock unit represents a contingent right to receive one share of our common stock. The GS Funds report their address as c/o Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282.

PLAN OF DISTRIBUTION

The selling stockholder may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling stockholder of the securities. See “Use of Proceeds.” The selling stockholder will pay all costs, expenses and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and fees of counsel to the selling stockholder. The selling stockholder will also pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

The selling stockholder may sell the shares of common stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including, without limitation, the following:

•	in privately negotiated transactions (including with the Company);

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any option under which underwriters may purchase additional shares of common stock from the selling stockholder, any discounts, commissions, concessions and other items constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. The selling stockholder may also be deemed to be an underwriter, and any discounts and commissions it receives and any profit it realizes on the sale of the common stock may be deemed to be underwriting commissions under the Securities Act.

The selling stockholder may enter into derivative transactions with third parties, or sell shares of common stock to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of common stock pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares of common stock received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase shares of common stock under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and the selling stockholder, to indemnification by us and the selling stockholder against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

Certain underwriters, agents or dealers or their affiliates may have provided from time to time, and may provide in the future, investment, commercial banking, derivatives and financial advisory services to the Company, the selling stockholder and their respective affiliates in the ordinary course of business, for which they have received or may receive customary fees and commissions.

Some of the shares of common stock covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

Certain legal matters with respect to the securities offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of Limelight Networks, Inc. appearing in Limelight Networks, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, as amended (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

15,272,493 Shares

Common Stock

Prospectus Supplement

Sole Book-Running Manager

B. Riley FBR

March 1, 2018